Exhibit 99

HILLENBRAND INDUSTRIES

Financial News Release

HILLENBRAND INDUSTRIES REPORTS

SECOND QUARTER 2003 FINANCIAL RESULTS

•	Fully diluted earnings per share (EPS) of $1.00 for the fiscal second quarter ended March 31, 2003, up 17.6% from the prior year second quarter.

•	Consolidated revenues up 3.9% from the prior year second quarter, with an 11.5% year-over-year increase in Hill-Rom capital sales.

•	Previously announced Hill-Rom restructuring is expected to result in a $9 to $11 million charge in the fiscal third quarter, with anticipated benefits of $12 million to $14 million annually beginning in the first quarter of fiscal 2004.

•	Full-year earnings per share guidance, before special items, affirmed at $3.78 — $3.84 for fiscal 2003; however, as a result of the decision to delay the expensing of stock options until at least 2004, revised EPS guidance being raised by $0.06 to a range of $3.84 — $3.90 for fiscal 2003. This represents a year-over-year EPS increase of $0.44 to $0.50, or 13% to 15%, over prior year comparable earnings of $3.40 before special items.

•	Due to modest revenue softness across all businesses versus prior guidance, our revenue guidance for the full year is being lowered by $60 to $75 million, from $2.265 billion to $2.3 billion, to $2.205 billion to $2.225 billion.

(See reconciliation of guidance to amounts expected to be reported under U.S. generally accepted accounting principles in the section entitled “Guidance Summary For 2003” included in this release.)

BATESVILLE, INDIANA, THURSDAY, May 8, 2003 — Hillenbrand Industries, Inc. (NYSE:HB) today reported unaudited financial results for its fiscal second quarter ended March 31, 2003. Net income for the Company’s fiscal second quarter totaled $62 million, or $1.00 per share on a diluted basis, up from net income of $53 million, or $0.85 per share on a diluted basis, earned in the prior year second quarter. Revenue for the quarter increased 3.9% to $554 million from $533 million in the prior year second quarter primarily on the strength of an 11.5% increase in capital sales in the Company’s Hill-Rom business.

“In the fiscal second quarter, our ability to deliver quality, innovative products and services that met the needs of customers, coupled with our operational execution, allowed us to create value for shareholders. Despite a challenging economic environment, our businesses are on track to deliver earnings results consistent with our expectations. Our softer than expected revenue outlook is a disappointment but our new product development efforts are now coming on line, which we expect will allow us to regain our revenue momentum. We also believe there are additional opportunities to increase the profitability of our existing portfolio of businesses while adding revenue through new business development, especially in our health care segment. As always, we remain committed to operating our businesses with integrity, creating shareholder value and making a difference in the lives of people who rely on our innovative health care and funeral products and services,” said Frederick W. Rockwood, president and chief executive officer.

CONSOLIDATED SECOND QUARTER RESULTS

Revenue for the quarter increased 3.9%, to $554 million from $533 million in the prior year fiscal second quarter. The increase in revenue was primarily related to higher Health Care sales, which benefited from higher volume and from favorable movements in foreign currency exchange rates of $6 million. The higher Health Care sales offset softness in Health Care therapy rentals and Funeral Services sales, both of which were primarily volume related. Insurance revenues were slightly higher in the fiscal second quarter of 2003 as lower earned revenues were more than offset by a positive differential of net capital gains/losses of $7 million when compared to the prior year second quarter.

Consolidated gross profit margins were unchanged from the prior year second quarter at 44.8%. Improvements in gross margins at Batesville Casket related to improved price realization, continued efficiencies and improvements in production costs, and savings in purchased materials were offset by lower margins for Health Care therapy rentals and at Forethought.

Other operating expenses for the quarter, including insurance operations, of $143 million decreased $11 million, or 7.1%, from $154 million in the fiscal second quarter of 2002. As a percentage of revenues, operating expenses decreased to 25.8% in 2003 from 28.9% in 2002 as a result of lower overall expenses on a higher revenue base. Engineering and new product development initiatives increased nearly $3 million over the prior year period, in accordance with the Company’s business plan and strategy emphasizing new product development and quality. This increase was more than offset by lower expenses in other areas.

CASH FLOW

During the first six months of 2003, net cash generated by operating activities decreased $117 million to $60 million compared to $177 million in the prior year period. Operating cash flows were adversely impacted by lower net income, higher inventories, and lower accounts payable and accrued liabilities, primarily associated with the payment of the litigation settlement of $175 million to Kinetic Concepts, Inc. (KCI) in January 2003. These unfavorable impacts were partially offset by decreased receivables, including the sale of approximately $30 million of long-term receivables, and favorable movement in other current assets, most notably in the tax related accounts.

As of March 31, 2003, cash, cash equivalents and short-term investments (excluding investments in insurance operations) decreased $108 million to $188 million from $296 million at September 30, 2002. As outlined above, the primary reason for the decrease relates to the $175 million payment required in January 2003 as part of the prior year settlement of the antitrust litigation with KCI.

HEALTH CARE

Health Care sales increased $22 million, or 11.5%, to $213 million in the fiscal second quarter of 2003 compared to $191 million in the second quarter of 2002. Volume accounted for $15 million of the overall increase in revenues, despite continued softness in Europe, accompanied by favorable foreign exchange rates of $6 million. Favorable product mix was essentially offset by slightly lower pricing.

Gross profit for Health Care sales increased $11 million, or 11.8%, from $93 million to $104 million in the fiscal second quarter of 2003. As a percentage of sales, gross profit was 48.8% in the 2003 fiscal second quarter compared to 48.7% in the same period of 2002. The increase in gross profit was directly related to higher volumes.

Health Care therapy rental revenue decreased $2 million to $80 million in the fiscal second quarter of 2003. The decline of net product revenues after discounts, called realized rate, for the quarter of $2 million, along with lower volume of $3 million, were the primary drivers of the decline. Partially offsetting this downward pressure were favorable product mix and foreign currency exchange rates. European rental revenues represented $1 million of the volume decline.

Health Care therapy rental gross profit decreased $3 million to $37 million in the fiscal second quarter of 2003, compared to $40 million in the prior year period. As a percentage of sales, gross profit was 46.3% in the fiscal second quarter compared to 48.8% in the same period of 2002. The decline in gross profit was primarily due to a specific product warranty accrual of approximately $2 million during the quarter.

On April 14, 2003, the Company announced that Hill-Rom established a new business structure to accelerate its strategy for strengthening its core businesses while investing in new revenue initiatives. The Company expects these actions to result in a fiscal 2003 third quarter charge of between $9 and $11 million and, upon completion, to reduce net operating costs between $12 and $14 million annually, with significant benefits beginning in our fiscal 2004 first quarter. The Company believes that the benefits of the new Hill-Rom organizational structure include increased speed of decision making, enhanced ability to execute business plans, and improved integration of acquisitions. The new structure will also provide Hill-Rom the flexibility to manage distinct business models that address the unique characteristics and opportunities of each division.

FUNERAL SERVICES

Funeral Services products fiscal second quarter revenue of $164 million declined $1 million from that reported in the prior year comparable period. A decline in volume of nearly $12 million across essentially all product lines along with slightly unfavorable product mix drove the revenue decrease. These declines were almost fully offset by favorable price realization and increased revenues from Batesville Casket Company’s Options cremations products business and other miscellaneous product accessory revenues. The volume decline was primarily attributable to continued lower death rates, coupled with a slightly higher and gradually increasing percentage of cremations in the second quarter of 2003 compared to the prior year same period.

Funeral Services products gross profit increased $2 million to $92 million in the fiscal second quarter of 2003 from $90 million in the comparable prior year period. As a percentage of sales, gross profit was 56.1% in 2003 compared to 54.5% in 2002. The primary drivers of the increased margins were improved price realization, continued efficiencies and improvements in production costs, and savings in purchased materials resulting from strategic sourcing initiatives. Partially offsetting these favorable developments were the lower burial volumes outlined above, expected inefficiencies due to the introduction of a new product line at one of the Company’s plants and increased steel prices resulting from the U.S. tariffs enacted in the prior year. Gross profit percentages are exclusive of distribution costs of $22 million, or approximately 13.4% of revenues, in the fiscal second quarter of 2003, up from $21 million and 12.7% of revenues in the prior year period, primarily as a result of higher fuel prices. Such costs are included in other operating expenses for all periods.

Insurance revenues, consisting of underwriting and investment revenues, increased $2 million to $97 million in the fiscal second quarter of 2003. This increase was due entirely to the favorable differential in net capital gains/losses reported in 2003, which more than offset lower earned revenues and investment income. In 2003, net capital gains and losses were essentially zero compared to a net capital loss of $7 million in the prior year same period. Net capital gains recognized during the fiscal second quarter of 2003 included “other than temporary” impairment charges of $12 million, which were offset by realized capital gains. Revenues generated by underwriting declined as earned revenues decreased $4 million to $53 million in the fiscal second quarter of 2003 as a result of lower policy sales. Investment income declined approximately $1 million in 2003 to $44 million. Low interest rates and portfolio turnover continue to negatively impact portfolio yield. The funeral value of policies sold during the fiscal second quarter of 2003 declined approximately 16% compared to the prior year period. Funeral value is defined as the dollar amount of insurance put in place to pre-fund a funeral arrangement. The decline in funeral value of policies sold was primarily the result of the rationalization of sales and marketing programs and general economic weakness.

Forethought recognized profit before other operating expenses of $15 million and $16 million in the fiscal second quarters of 2003 and 2002, respectively. The decrease in profit before other operating expenses, despite higher reported revenues, was due primarily to a $3 million increase in benefits paid and credited interest resulting from the increased number of policies in force.

GUIDANCE SUMMARY FOR 2003

In adherence to the U.S. Securities and Exchange Commission’s (SEC) Regulation Fair Disclosure, Hillenbrand Industries provides the following guidance for all investors and encourages all current and potential investors to review the Disclosure Regarding Forward-Looking Statements in this press release as well as all financial documents filed with the SEC. All guidance amounts are before special items, including any additional impairments at Forethought, and exclude the impact of any potential acquisition or disposition activities. See the reconciliation of third quarter and full year guidance to amounts expected to be reported under U.S. generally accepted accounting principles (GAAP) below.

Outlook for 2003 Fiscal Third Quarter Ending June 30, 2003
($ in millions, except EPS)
Revenues:
Health Care sales	$210	to	$220
Health Care therapy rentals	75	to	80
Funeral Services sales	145	to	150
Insurance revenues	95	to	100
Total revenues	530	to	550
Gross Profit	240	to	248
Other operating expenses	148	to	153
Operating profit	91	to	95
Other income (expense), net	(3)	to	(4)
Income before income taxes	88	to	91
Income taxes	30	to	31
Net income	$58	to	$60
Diluted earnings per share	$0.94	to	$0.97
Average shares outstanding			62,250
Estimated gross margins (As a percent of revenues):
Health Care sales			47.5%
Health Care therapy rentals			49.0%
Funeral Services sales			55.0%
Insurance revenues			19.0%
Gross margin total			45.0%
Outlook for 2003 Fiscal Year End, September 30, 2003
($ in millions, except EPS)
Net Revenues	$2,205	to	$2,225 (1)
Gross Margin			45.0%
Other Operating Expenses	$600	to	$620
Tax Rate			34.0%
Diluted earnings per share	$3.84	to	$3.90 (2)

(1) —	Excludes the impact of the $61 million first quarter Forethought quarter-end impairment charge.

(2) —	Full year guidance has been increased from previous guidance by $0.06 per share as a result of a decision to delay the expensing of stock options pending completion of recently announced deliberations on this matter by the Financial Accounting Standards Board. It’s our expectation that this will not occur until fiscal 2004, at the earliest. The entire positive EPS impact of our decision ($0.06 per share) will occur in our fourth quarter.

Guidance Reconciliation
($ in millions, except EPS)

Earnings and revenue measures which exclude special and unusual items do not adhere to GAAP, but the Company believes it is useful to assist investors in gaining an understanding of the trends and results of operations for the Company’s core businesses. Non-GAAP measures should be viewed in addition to, and not in lieu of, the Company’s reported results.

	Third Quarter		Full Year

	Net Income	Diluted EPS	Net Income		Diluted EPS

Guidance in accordance with U.S. GAAP	$51 to $54	$0.82 to $0.87	$192 to $197		$3.07 to $3.15
Adjustments:
Forethought quarter-end impairment charge (after-tax) - First quarter 2003	—	—	40		0.65
Hill-Rom restructuring charge (after-tax) — Third quarter 2003	6 to 7	0.10 to 0.12	6 to 7		0.10 to 0.12

Guidance	$58 to $60	$0.94 to $0.97	$239 to $243		$3.84 to $3.90

Prior Year — Full Year Only	N/A	N/A	$214	(3)	$3.40

% Change					13% - 15%

(3) —	Reconciliation provided in Company’s release of fourth quarter and fiscal 2002 financial results.

CONFERENCE CALL AND GUIDANCE

The Company will sponsor a conference call for the investing public at 9:00 a.m. EDT on Thursday, May 8, 2003. In the call, management will discuss the results for the fiscal second quarter ended March 31, 2003, along with expectations for the remainder of 2003. The call is available at www.hillenbrand.com or www.prnewswire.com during the call and will be archived through May 15, 2003 for those who are unable to listen to the live Web cast. Interested parties may also access the conference call live by dialing 800.450.0786 (International callers 612.332.0632) at the above time. A replay of the call is also available through May 15, 2003 at 800.475.6701 (320.365.3844 International). Code 681968 is needed to access the replay.

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ABOUT HILLENBRAND INDUSTRIES INC.

Hillenbrand Industries, Inc., headquartered in Batesville, Indiana, is a publicly traded holding company for three major wholly owned businesses serving the funeral services and health care industries. All three subsidiaries have headquarters in Batesville, Indiana.

Hill-Rom Company is a recognized leader in the worldwide health care community providing sales, rentals, service and support for products including beds, therapy surfaces, stretchers, infant warmers, incubators, furniture, communication systems, surgical columns, medical gas management systems and modular headwall systems.

Batesville Casket Company and Forethought Financial Services both serve the Funeral Services industry. Batesville Casket is a leading manufacturer and supplier of burial caskets, cremation products and related services to licensed funeral homes, while Forethought is a leading provider of insurance and trust-based financial products and services for pre-planning funeral services.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS:

Certain statements in this press release contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the Company’s future plans, objectives, beliefs, expectations, representations and projections. The Company has tried, wherever possible, to identify these forward-looking statements using words such as “enhancing,” “increase,” “realizing,” “full, “ “affirms, “ “creating, “ “continue, “ “believes, “ and “potential” but their absence does not mean that the statement is not forward-looking. Forward-looking statements include those regarding guidance for 2003, enhancing shareholder value; and realizing the full profit potential of the existing businesses in our portfolio. It is important to note that the Company’s actual results could differ materially from those in any such forward-looking statements. They are not guarantees of future performance. Factors that could cause actual results to differ include but are not limited to: the Company’s dependence on its relationships with several large national providers and group purchasing organizations, changes in death rates, whether the Company’s new products are successful in the marketplace, changes in customers’ Medicare reimbursements, increased costs or unavailability of raw materials, the success of the implementation of the Company’s enterprise resource planning system, compliance with FDA regulations, the performance of the Company’s insurance investment portfolio, potential exposure to product liability claims, a lack of success in achieving expected efficiencies and cost reductions from announced restructuring and realignment activities, and failure of the Company to execute its acquisition strategy. For a more in depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in the Company’s Transition Report on Form 10-K for the period ended September 30, 2002. The Company assumes no obligation to update or revise any forward-looking statements. Readers should also refer to the various disclosures made by the Company in the Company’s periodic reports on Forms 10-K, 10-Q and 8-K filed with the U.S. Securities and Exchange Commission.

CONSOLIDATED INCOME

	Quarterly		Year-to-Date
	Period Ended		Period Ended

	03/31/03	03/31/02	03/31/03	03/31/02

	(In Millions Except Per Share Data)
Net revenues:
Health Care sales	$213	$191	$407	$430
Health Care therapy rentals	80	82	161	169
Funeral Services sales	164	165	316	323
Insurance revenues	97	95	141	154

Total revenues	554	533	1,025	1,076
Cost of revenues:
Health Care cost of goods sold	109	98	214	217
Health Care therapy rental expenses	43	42	83	87
Funeral Services cost of goods sold	72	75	141	147
Insurance cost of revenues	82	79	171	158

Total cost of revenues	306	294	609	609
Gross profit	248	239	416	467
Other operating expenses	143	154	297	309
Unusual charges, net	—	—	—	11

Operating profit	105	85	119	147
Interest expense	(6)	(4)	(10)	(9)
Investment income	2	2	5	6
Other income (expense), net	(7)	(1)	(8)	(4)

Income before income taxes	94	82	106	140
Income tax expense	32	29	36	24

Net income	$62	$53	$70	$116

Earnings per common share
- Basic	$1.01	$0.85	$1.13	$1.85
- Diluted	$1.00	$0.85	$1.13	$1.85
Dividends per common share	$0.25	$0.31	$0.50	$0.52
Average shares outstanding -basic (thousands)	62,022	62,969	61,997	62,880
Average shares outstanding -diluted (thousands)	62,162	63,268	62,132	63,138

CONSOLIDATED BALANCE SHEET

ASSETS	03/31/03	09/30/02

	(In Millions)
Current assets:
Cash, cash equivalents and short-term investments	$188	$296
Trade receivables	336	361
Inventories	115	103
Income taxes receivable	—	28
Deferred income taxes	108	136
Other	18	34

Total current assets	765	958
Equipment leased to others, net	56	60
Property, net	209	210
Other assets:
Intangible assets, net
Excess of cost over net asset values of acquired companies	147	141
Other	89	73
Deferred charges and other assets	111	111

Total other assets	347	325
Insurance assets:
Investments	3,218	3,044
Deferred policy acquisition costs	694	697
Deferred income taxes	34	41
Other	59	107

Total insurance assets	4,005	3,889

Total assets	$5,382	$5,442

CONSOLIDATED BALANCE SHEET (CONTINUED)

LIABILITIES AND EQUITY

	03/31/03	09/30/02

	(In Millions)
Current liabilities:
Trade accounts payable	$65	$75
Accrued litigation charge	75	250
Other	175	226

Total current liabilities	315	551
Other liabilities:
Long-term debt	322	322
Other long-term liabilities	95	94
Deferred income taxes	10	10

Total other liabilities	427	426
Insurance liabilities:
Benefit reserves	2,657	2,590
Unearned revenue	802	795
General liabilities	81	81

Total insurance liabilities	3,540	3,466

Total liabilities	4,282	4,443
Commitments and Contingencies
SHAREHOLDERS’ EQUITY
Common stock	4	4
Additional paid-in capital	46	44
Retained earnings	1,495	1,456
Accumulated other comprehensive income	98	40
Treasury stock	(543)	(545)

Total shareholders’ equity	1,100	999

Total liabilities and shareholders’ equity	$5,382	$5,442

CONSOLIDATED CASH FLOWS

	Year-To-Date Period Ended
	03/31/03	03/31/02

	(In Millions)
Net income	$70	$116
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation, amortization and write-down of intangibles	38	46
Change in noncurrent deferred income taxes	(22)	11
Gain on sale of business	—	(1)
Change in net working capital excluding cash and current debt	(152)	(74)
Change in insurance items:
Deferred policy acquisition costs	3	(16)
Unearned revenue	7	2
Other insurance items, net	21	45
Insurance investment impairments	80	33
Other, net	15	15

Net cash provided by operating activities	60	177

Investing activities:
Capital expenditures	(52)	(59)
Proceeds on disposal of fixed assets and equipment leased to others	—	5
Proceeds on sale of business	—	8
Other investments	(12)	—
Insurance investments:
Purchases	(954)	(1,171)
Proceeds on maturities	117	508
Proceeds on sales	738	536

Net cash used in investing activities	(163)	(173)

Financing activities:
Reductions to debt, net	—	(2)
Payment of cash dividends	(31)	(32)
Exercise of options	1	10
Treasury stock acquisitions	—	(3)
Insurance deposits received	169	185
Insurance benefits paid	(145)	(144)

Net cash(used in)provided by financing activities	(6)	14

Effect of exchange rate changes on cash	1	(1)

Total cash flows	(108)	17
Cash, cash equivalents and short-term investments:
At beginning of period	296	269

At end of period	$188	$286

CONTACTS: Financial Analysts and Investors: Mark R. Lanning, vice president and treasurer, 812.934.7256; or, News Media: Christopher P. Feeney, director, public affairs and corporate communications, 812.934.8197, both of Hillenbrand Industries. www.hillenbrand.com

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